Exhibit 21.1

Subsidiaries of Arena Pharmaceuticals, Inc.
As of December 31, 2021

125 Royalty Inc., a Delaware corporation

356 Royalty Inc., a Delaware corporation

Arena Pharmaceuticals Canada Holdings, LP, an Ontario limited partnership

Arena Pharmaceuticals Development GmbH, a limited liability company organized under the laws of Switzerland and having its domicile in Zug

Arena Pharmaceuticals Development, LLC, a Delaware limited liability company

Arena Pharmaceuticals GmbH in Liquidation, a limited liability company organized under the laws of Switzerland and having its domicile in Zofingen (dissolved as of January 4, 2022)

Arena Pharmaceuticals Holdings, Inc., a Delaware corporation

Arena Pharmaceuticals Limited, a limited liability company organized under the laws of Ireland and having its domicile in Dublin

Arena Pharmaceuticals, LLC, a Delaware limited liability company

Arena Pharmaceuticals Netherlands BV, a private limited company organized under the laws of the Netherlands

Arena USA Inc., a Delaware corporation